Exhibit 99.1
FOR IMMEDIATE RELEASE
RSC REPORTS FOURTH QUARTER AND FULL YEAR 2007 FINANCIAL RESULTS
Fourth Quarter Highlights
•	Rental revenues up 10.8%; Same store rental revenues increased 8.1%

•	Rental rates up 0.5% over previous year

•	Adjusted EBITDA margin expanded to 46.4%

•	Diluted EPS of $0.36
Scottsdale, Arizona. — RSC Holdings Inc. (NYSE:RRR), one of the largest equipment rental providers in North America, today announced results for the fourth quarter and year ended December 31, 2007.
For the fourth quarter, rental revenues increased 10.8% to $399.0 million from $360.1 million in last year’s fourth quarter, and accounted for 87.1% of total revenues. Same store rental revenues were up 8.1% for the period. Sales of used equipment were $39.3 million, down from $43.8 million in the 2006 fourth quarter reflective of the Company’s young, well-maintained and highly utilized fleet. Sales of merchandise were $19.8 million compared to $21.8 million in the prior year quarter, consistent with the Company’s strategy to focus on higher-margin items that are more complementary to its core equipment rental operations. Total revenues were $458.1 million, up 7.6% from the $425.6 million reported for the comparable year-ago period.
“We achieved another quarter of double digit rental revenue growth and positive year over year rate increases by focusing on creating value for our customers and differentiating our services,” said Erik Olsson, President and Chief Executive Officer. “Our strategic growth plan and focus on excellent execution continues to drive both market share gains and margin expansion,” Mr. Olsson noted.
In the fourth quarter, RSC expanded its footprint by opening four new locations, bringing the total number of RSC locations to 473. The Company continued to execute on its same store sales strategy and added 11 net new sales people in the period, bringing the full year additions to 99 net new sales people.
Fourth quarter operating income increased 20.4% to $120.3 million, or 26.3% of total revenues. In last year’s fourth quarter the Company reported operating income of $99.9 million, or 23.5% of total revenues, which included $10.3 million of recapitalization expenses. Adjusted EBITDA increased 12.1% to $212.5 million in the fourth quarter compared to $189.5 million in the prior year, and adjusted EBITDA margin increased to 46.4% compared to 44.5% in the same quarter 2006.
“I am very pleased with the performance of our Company and our employees. We continued to grow profits and expand profit margins thanks to our highly efficient business model,” noted Mr. Olsson. “We have been successful in adding sales people to drive our growth and opening new stores that were accretive to our financial results for the year,” Mr. Olsson said.
Interest expense was $58.4 million in the fourth quarter, an increase of $15.6 million over the comparable period last year, primarily due to debt incurred in connection with the recapitalization of the Company in November 2006. Net income was $38.0 million, or $0.36 per diluted share. In the 2006 fourth quarter, net income was $32.0 million, or $0.13 per diluted share. Fourth quarter 2006 net income included $6.3 million of after tax recapitalization expenses.

Free cash flow for the fourth quarter was a negative $19.9 million compared to a negative $101.1 million for the previous year. The negative cash flow in the quarter was primarily due to large payments made on fleet purchased earlier in the year.
Full Year 2007 Results
For full year 2007 rental revenues increased 12.7% to $1,543.2 million from $1,368.7 million in the prior year, and accounted for 87.2% of total revenues. Same store rental revenues increased 11.1% for the period. Sales of used equipment were $145.4 million, down from $191.7 million in 2006. Sales of merchandise were $80.6 million compared to $92.5 million in the prior year. Total revenues were $1,769.2 million, up 7.0% from the $1,652.9 million reported last year.
Operating income for 2007 increased 8.2% to $454.9 million, or 25.7% of total revenues, compared to $420.5 million, or 25.4% of total revenues, in 2006. Adjusted operating income for 2007 was $474.9 million, or 26.8% of total revenues, excluding $20 million of fees related to the termination of the monitoring agreement. In 2006 adjusted operating income was $430.8 million, or 26.1% of total revenues, excluding $10.3 million of recapitalization expenses. Adjusted EBITDA increased 13.5% to $823.6 million from $725.6 million in the prior year, and adjusted EBITDA margin increased to 46.6% from 43.9% in 2006.
Interest expense was $253.5 million in 2007 compared to $116.4 million in 2006, an increase of $137.1 million primarily due to debt incurred in connection with the recapitalization of the Company in November 2006. Net income was $123.3 million, or $1.24 per diluted share. In 2006 net income available to common shareholders was $178.5 million, or $0.58 per diluted share. Adjusted for certain expenses related to the 2007 initial public offering and the 2006 recapitalization, net income for 2007 was $141.3 million, or $1.42 per diluted share, compared to $184.8 million, or $0.60 per diluted share ($1.84 per diluted share on a pro forma share basis).
Free cash flow for the year totaled $60.8 million, compared to a negative $106.2 million for the full year 2006. The improvement in cash flow was driven by a $68.9 million, or 15.8%, increase in cash from operating activities from $436.0 million in 2006 to $504.9 million in 2007 and a $98.0 million, or 18.1%, reduction in net capital expenditures from $542.2 million in 2006 to $444.2 million in 2007. The free cash flow along with $230.7 million of proceeds from the May 2007 initial public offering allowed the Company to reduce total debt by $270.2 million to $2,736.2 million. The debt reduction in combination with the adjusted EBITDA growth resulted in a debt to adjusted EBITDA leverage ratio of 3.3x down from 4.1x at the end of 2006.
Return on operating capital employed for 2007 was 24% which exceeds the Company’s weighted average cost of capital. The return measures operating performance and capital efficiency, and value is created when the return exceeds the weighted average cost of capital.
“Our results for the year illustrate how our disciplined business model allows us to achieve best in class performance. In 2007, we increased our rental revenues by 12.7% while achieving a positive free cash flow of $60.8 million, a $166.9 million positive swing from 2006. In addition, we reached milestones in shop efficiency and on time delivery and were able to achieve record fleet utilization of 72.8% for the year,” Mr. Olsson said.
Outlook for 2008
For 2008, independent research firms are projecting that RSC’s major end markets will increase at low single-digit rates. Consistent with its proven performance, the Company believes the continued execution of its business model in combination with its strong market position in diversified end markets will continue to drive above average industry growth for RSC.
“We believe RSC’s young and well-maintained fleet with an average age of 26 months will continue to afford us operating flexibility as we move into 2008. We expect to significantly reduce our capital expenditures while at the same time continuing to grow revenues and profits at a respectable rate,” Mr. Olsson noted. “For the year, we expect rental revenues to grow 4 to 7 percent in 2008, total revenues to range from $1.80 to $1.85 billion, diluted earnings per share from $1.44 to $1.56, Adjusted EBITDA from $835 to $860 million and net capital expenditures from $200 to $250 million resulting in free cash flow in the range of $100 to $150 million,” Mr. Olsson said.

In connection with the expected generation of free cash flow in 2008, RSC is evaluating a variety of options including paying down debt, tuck-in acquisitions and the repurchasing of common stock or debt securities. The credit agreements for the Company limit the capacity to repurchase common stock or debt securities to $50 million this year.
Conference Call Information
RSC Holdings will hold a conference call today at 5:15 p.m. Eastern Time.
Investors may access the call by visiting the investor relations portion of the RSC website at www.RSCrental.com/Investor.
To listen to the live conference call:
Date: 2/20/08 5:15 PM Eastern Time
U.S. and Canada dial in # 888.713.4205
International dial in # 617.213.4862
Participant Passcode: 78704376
A replay of the conference call will be available through February 27, 2008.
To access the replay dial:
Within the United States and Canada: 888.286.8010
Internationally: 617.801.6888
Passcode: 94473966
A replay of the webcast will also be available at www.RSCrental.com/Investor.
Investor Presentation Information
Information concerning our business and financial results that we expect to use at upcoming investor presentations will be made available on our website immediately following the conference call and will be maintained on our website for at least the period of its use at such meetings or until updated by more current information.

About RSC Holdings Inc. (NYSE: RRR) and RSC Equipment Rental, Inc.
Based in Scottsdale, Ariz., RSC Holdings Inc. is the holding company for the operating entity, RSC Equipment Rental, Inc., which is one of the largest equipment rental providers in North America servicing construction and industrial markets with an original equipment fleet cost of $2.7 billion. RSC offers superior levels of equipment availability, reliability and service to customers through an integrated network of 473 rental locations across 39 states in the United States and in four Canadian provinces. With almost 5,500 employees committed to continuous safety and 24x7 customer care, RSC delivers the loyal customer support needed to build the future. Additional information about RSC is available at www.RSCrental.com.
Forward Looking Statements
This press release contains certain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are based on management’s current expectations and are subject to uncertainty and changes in factual circumstances. The forward-looking statements herein include statements regarding the company’s future financial position, business strategy, budgets, projected costs and plans and objectives of management for future operations. In addition, forward-looking statements generally can be identified by the use of forward-looking terminology such as “may”, “plan”, “seek”, “will”, “expect”, “intend”, “estimate”, “anticipate”, “believe” or “continue” or the negative thereof or variations thereon or similar terminology. Actual results and developments may therefore differ materially from those described in this release.
The Company cautions you therefore that you should not rely unduly on these forward-looking statements. You should understand the risks and uncertainties discussed in “Risk Factors” and elsewhere in the Company’s final prospectus dated May 22, 2007 on Form 424B4, relating to the initial public offering of its common stock, as filed with the United States Securities and Exchange Commission, or the “SEC”, could affect the Company’s future results and could cause those results or other outcomes to differ materially from those expressed or implied in the Company’s forward-looking statements.
Non-GAAP Financial Information
In addition to disclosing financial results that are determined in accordance with generally accepted accounting principles (“GAAP”), the Company also discloses in this press release certain non-GAAP financial information including adjusted operating income, adjusted net income, adjusted net income per diluted share, adjusted EBITDA and free cash flow. None of these financial measures are recognized measures under GAAP and they are not intended to be and should not be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. For more information on these non-GAAP financial measures, please see the tables captioned “Adjusted Operating Income, Net Income and Net Income per Diluted Share GAAP Reconciliation,” “Adjusted EBITDA GAAP Reconciliation” and “Free Cash Flow GAAP Reconciliation” included at the end of this release. Additionally, explanations of these Non-GAAP measures are provided in Annex A attached to this release.

RSC HOLDINGS INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Income
(in thousands, except per share data)
(unaudited)

	Three Months Ended			Twelve Months Ended
	December 31,		Change	December 31,		Change
	2007	2006	%	2007	2006	%
Revenues:
Equipment rental revenue	$398,969	$360,066	10.8%	$1,543,175	$1,368,712	12.7%
Sale of merchandise	19,753	21,751	(9.2)	80,649	92,524	(12.8)
Sale of used rental equipment	39,331	43,759	(10.1)	145,358	191,652	(24.2)

Total revenues	458,053	425,576	7.6	1,769,182	1,652,888	7.0

Cost of revenues:
Cost of equipment rentals, excluding depreciation	162,523	155,001	4.9	642,199	591,340	8.6
Depreciation — rental equipment	78,695	67,102	17.3	295,248	253,379	16.5
Cost of merchandise sales	12,424	13,987	(11.2)	49,304	57,636	(14.5)
Cost of used rental equipment sales	27,896	32,536	(14.3)	103,076	145,425	(29.1)

Total cost of revenues	281,538	268,626	4.8	1,089,827	1,047,780	4.0

Gross profit	176,515	156,950	12.5	679,355	605,108	12.3

Operating expenses:
Selling, general, and administrative	44,143	35,803	23.3	155,263	134,967	15.0
Management fees and recapitalization expenses	—	10,836 (a)	(100.0)	23,000 (b)	10,836 (a)	112.3
Depreciation and amortization — nonrental equipment	12,074	10,364	16.5	46,226	38,783	19.2

Total operating expenses	56,217	57,003	(1.4)	224,489	184,586	21.6

Operating income	120,298	99,947	20.4	454,866	420,522	8.2
Interest expense, net	58,385	42,817	36.4	253,478 (c)	116,370	117.8
Other income, net	(902)	—		(1,126)	(311)	262.1

Income before provision for income taxes	62,815	57,130	10.0	202,514	304,463	(33.5)
Provision for income taxes	24,778	25,093	(1.3)	79,260	117,941	(32.8)

Net income	$38,037	$32,037	18.7	$123,254	$186,522	(33.9)

Preferred dividends	—	—		—	(7,997)

Net income available for common stockholders	$38,037	$32,037		$123,254	$178,525

Weighted average shares outstanding used in computing net income per common share:
Basic	103,148	239,289		98,237	307,845

Diluted (d)	104,228	239,289		99,632	307,845

Net income per common share:
Basic	$0.37	$0.13		$1.25	$0.58

Diluted (d)	$0.36	$0.13		$1.24	$0.58

Other operational data:
Utilization (e)	72.0%	72.4%		72.8%	72.0%
Average fleet age (months)	26	25		26	25
Same store rental revenue growth (e)	8.1%	12.3%		11.1%	18.9%
Employees (e)	5,486	5,187		5,486	5,187
Original equipment fleet cost (in millions) (e)	$2,670	$2,346		$2,670	$2,346

(a)
Included in the three and twelve month periods ending December 31, 2006, are Recapitalization expenses of approximately $10.3 million which include fees and expenses related to the consummation of the Recapitalization and not otherwise amortized or applied to stockholders’ equity.

(b)
Management fees for the twelve months ended December 31, 2007 includes the $20.0 million termination fee paid to the Sponsors as a result of terminating our monitoring agreement on the May 29, 2007 closing of our initial public offering.

(c)
Interest expense for the twelve months ended December 31, 2007 includes a $4.6 million prepayment penalty related to the $230.7 million repayment of Senior Term Facility debt and the write-off of $5.0 million of deferred financing costs associated with the repayment.

(d)
On a pro forma basis reflecting both the November 2006 Recapitalization and the May 2007 Initial Public Offering shares outstanding were 100,437 and 100,220 for the three and twelve month periods ending December 31, 2006, resulting in pro forma diluted adjusted net income per common share of $0.38 and $1.84, respectively.

(e)	Refer to attached Statistical Measures for descriptions.

RSC HOLDINGS INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(in thousands)
(unaudited)

	December 31,	December 31,
	2007	2006
Assets
Cash and cash equivalents	$10,039	$46,188
Accounts receivable, net	284,570	268,383
Inventory	21,563	18,489
Rental equipment, net	1,929,514	1,738,670
Property and equipment, net	191,901	170,192
Goodwill	925,621	925,621
Deferred financing costs	55,660	67,915
Other assets	41,469	90,498

Total assets	$3,460,337	$3,325,956

Liabilities and Stockholders’ Deficit
Accounts payable	$264,384	$296,086
Accrued expenses and other liabilities	179,876	163,996
Debt	2,736,225	3,006,426
Deferred income taxes	323,950	294,081

Total liabilities	3,504,435	3,760,589
Total stockholders’ deficit	(44,098)	(434,633)

Total liabilities and stockholders’ deficit	$3,460,337	$3,325,956

RSC HOLDINGS INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows
(in thousands)
(unaudited)

	Twelve Months Ended
	December 31,
	2007	2006
Cash flows from operating activities:
Net income	$123,254	$186,522
Adjustments to reconcile net income to net cash provided by operating activities:
Bonus expense paid by Atlas	—	4,730
Depreciation and amortization	341,474	292,162
Amortization of deferred financing costs	13,435	1,001
Share-based compensation expense	4,298	2,061
Gain on sales of rental and non-rental property and equipment, net of non-cash writeoffs	(43,284)	(43,866)
Deferred income taxes	35,524	48,458
Changes in operating assets and liabilities	30,239	(55,021)

Net cash provided by operating activities	504,940	436,047

Cash flows from investing activities:
Purchases of rental equipment	(580,194)	(721,258)
Purchases of property and equipment	(20,674)	(28,592)
Proceeds from sales of rental equipment	145,358	191,652
Proceeds from sales of property and equipment	11,320	15,961

Net cash used in investing activities	(444,190)	(542,237)

Cash flows from financing activities:
Cash consideration paid to Atlas	(17,995)	(3,254,921)
Net cash equity investment by Sponsors	—	460,000
Net (payments on) proceeds from debt	(323,046)	2,992,957
Proceeds from the issuance of common stock	255,064	6,440
Dividends paid	—	(7,997)
Other	(11,117)	(51,233)

Net cash (used in) provided by financing activities	(97,094)	145,246

Effect of foreign exchange rates on cash	195	(2)

Net decrease in cash and cash equivalents	(36,149)	39,054
Cash and cash equivalents at beginning of period	46,188	7,134

Cash and cash equivalents at end of period	$10,039	$46,188

Supplemental disclosure of cash flow information:
Cash paid for interest	$218,489	$33,759

Supplemental schedule of non-cash investing and financing activities:
Purchase of assets under capital lease obligations	$52,320	$62,886

Annex A
Adjusted operating income, adjusted net income and adjusted net income per common share. The non-GAAP financial information of adjusted operating income, adjusted net income, and adjusted net income per common share reflects the Company’s results excluding $20.0 million of fees related to the termination of the monitoring agreement, $4.6 million of prepayment penalty and $5.0 million of deferred financing costs associated with the debt that was repaid in connection with our recent initial public offering in May 2007 as well as $10.3 million of recapitalization expenses for fees and expenses related to the November 2006 Recapitalization. Management believes that adjusting for these items provides useful measures to help investors better assess and understand the Company’s operating performance, especially when comparing results with previous periods or forecasting performance for future periods, primarily because management views the excluded items to be outside of RSC Holdings’ normal operating results. However, analysis of results and outlook on a non-GAAP basis should be used in addition to, and not as an alternative to, data presented in accordance with GAAP.
EBITDA and Adjusted EBITDA. EBITDA, a supplemental non-GAAP financial measure, is defined as consolidated net income before net interest expense, income taxes and depreciation and amortization. Adjusted EBITDA as presented herein is a non-GAAP financial measure and is generally consolidated net income before net interest expense, income taxes, and depreciation and amortization and before certain other items, including share-based compensation, management fees and recapitalization expenses. All companies do not calculate EBITDA and Adjusted EBITDA in the same manner, and RSC Holdings’ presentation may not be comparable to those presented by other companies.
The Company presents EBITDA and Adjusted EBITDA in this release because it believes these calculations are useful to investors in evaluating our ability to service debt and as tools to evaluate our financial performance. However, EBITDA and Adjusted EBITDA are not recognized measurements under GAAP, and when analyzing the Company’s performance, investors should use EBITDA and Adjusted EBITDA in addition to, and not as an alternative to, net income or net cash provided by operating activities as defined under GAAP.
Free cash flow. The Company defines free cash flow as net cash provided by operating activities less net capital expenditures. All companies do not calculate free cash flow in the same manner, and RSC Holdings’ presentation may not be comparable to those presented by other companies. We believe free cash flow provides useful additional information concerning cash flow available to meet future debt service obligations and working capital needs. However, free cash flow is a non-GAAP measure and should be used in addition to, and not as an alternative to, data presented in accordance with GAAP.
The accompanying tables reconcile the GAAP financial measures that are most directly comparable to these non-GAAP financial measures.

RSC HOLDINGS INC. AND SUBSIDIARIES
Rental Revenue Growth Bridge
(in thousands)

	Rental Revenues
	Three Months Ended	Twelve Months Ended
	December 31,	December 31,

2006	$360,066	$1,368,712

Changes:
Volume	9.3%	11.6%
Price	0.5%	0.7%
Currency	1.0%	0.4%

2007	$398,969	$1,543,175

RSC HOLDINGS INC. AND SUBSIDIARIES
Adjusted Operating Income, Net Income and Net Income per Diluted Share GAAP Reconciliation
(in thousands, except per share data)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2007	2006	2007	2006

Operating income	$120,298	$99,947	$454,866	$420,522
Monitoring agreement termination fees (a)	—	—	20,000	—
Recapitalization expenses (b)	—	10,277	—	10,277

Adjusted operating income	$120,298	$110,224	$474,866	$430,799

(adjusted operating income as a percentage of total revenues)	26.3%	25.9%	26.8%	26.1%

Net income available for common stockholders	$38,037	$32,037	$123,254	$178,525
Monitoring agreement termination fees (a)	—	—	20,000	—
Recapitalization expenses (b)	—	10,277	—	10,277
Debt repayment costs (c)	—	—	9,570	—
Tax impact of adjustments	—	(4,008)	(11,484)	(4,008)

Adjusted net income available for common stockholders	$38,037	$38,306	$141,340	$184,794

Weighted average shares outstanding used in computing net income per common share:
Basic	103,148	239,289	98,237	307,845

Diluted	104,228	239,289	99,632	307,845

Adjusted net income per common share:
Basic	$0.37	$0.16	$1.44	$0.60

Diluted	$0.36	$0.16	$1.42	$0.60

Pro forma weighted average shares outstanding used in computing net income per common share (d):
Basic and diluted		100,437		100,220

Pro forma adjusted net income per common share:
Basic and diluted		$0.38		$1.84

(a)	Represents $20.0 million termination fee paid to Sponsors as a result of terminating our monitoring agreement on the May 29, 2007 closing of our initial public offering.

(b)	Recapitalization expenses include fees and expenses related to the consummation of the Recapitalization and not otherwise amortized or applied to stockholders’ equity.

(c)
Represents a $4.6 million prepayment penalty related to the $230.7 million repayment of Senior Term Facility debt and the write-off of $5.0 million of deferred financing costs associated with the repayment.

(d)
Share amounts are presented on a pro forma basis for both the November 2006 Recapitalization and the May 2007 Initial Public Offering to reflect the changes in the Company’s capital structure as a result of those transactions.

RSC HOLDINGS INC. AND SUBSIDIARIES
Adjusted EBITDA GAAP Reconciliation
(in thousands)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2007	2006	2007	2006
Net income	$38,037	$32,037	$123,254	$186,522
Depreciation of rental equipment and depreciation and amortization of non-rental equipment	90,769	77,466	341,474	292,162
Interest expense, net	58,385	42,817	253,478	116,370
Provision for income taxes	24,778	25,093	79,260	117,941

EBITDA	$211,969	$177,413	$797,466	$712,995

Adjustments:
Share-based compensation	1,455	1,251	4,298	2,061
Other income, net	(902)	—	(1,126)	(311)
Management fees and recapitalization expenses	—	10,836	23,000	10,836

Adjusted EBITDA	$212,522	$189,500	$823,638	$725,581

(Adjusted EBITDA as a percentage of total revenues)	46.4%	44.5%	46.6%	43.9%
Free Cash Flow GAAP Reconciliation
(in thousands)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2007	2006	2007	2006
Net cash provided by operating activities	$9,219	$(54,743)	$504,940	$436,047

Purchases of rental equipment	(64,089)	(81,020)	(580,194)	(721,258)
Purchases of property and equipment	(5,923)	(11,835)	(20,674)	(28,592)
Proceeds from sales of rental equipment	39,331	43,759	145,358	191,652
Proceeds from sales of property and equipment	1,517	2,763	11,320	15,961

Net capital expenditures for equipment	(29,164)	(46,333)	(444,190)	(542,237)

Free cash flow	$(19,945)	$(101,076)	$60,750	$(106,190)

Statistical Measures
Return on Operating Capital Employed is calculated by dividing operating income (excluding transaction costs and management fees) for the preceding twelve months by the average operating capital employed for the same period. For purposes of this calculation, average operating capital employed is considered to be all assets other than cash, deferred tax assets, hedging derivatives and goodwill, less all liabilities other than debt, hedging derivatives and deferred tax liabilities.
Weighted average cost of capital is a calculation of a firm’s cost of capital in which each category of capital is proportionately weighted.
Utilization is defined as the average dollar value of equipment rented by customers (based on original equipment cost) for the relevant period divided by the aggregate dollar value of all equipment (based on original cost) for all equipment.
Same store rental revenue growth is calculated as the year over year change in rental revenue for stores that are open at the end of the period and have been operating under the Company’s direction for more than 12 months.
Employee count is given at the end of the period indicated and the data reflect the actual head count as of each period.
Original Equipment Fleet Cost (OEC) is defined as the original dollar value of equipment purchased from the original equipment manufacturer (OEM). Fleet purchased from non-OEM sources are assigned a comparable OEC dollar value at the time of purchase.
Contacts
RSC Holdings Inc.
Investor/Analyst Contacts:
Lynn Morgen 212-750-5800
Betsy Brod 212-750-5800
InvestorRelations@RSCRental.com
Media Contact:
Chenoa Taitt, 212-223-0682